Exhibit 10.38

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the March 16, 2025, by and between Roivant Sciences, Inc. (the “Company”), a Delaware corporation, having a place of business at 151 West 42nd Street, 15th Floor, New York, NY 10036, and Rakhi Kumar (“Consultant”), an individual, with domicile in New Jersey.

WITNESSETH:

WHEREAS, reference is made in this Agreement to that certain Separation Agreement and General Release Agreement, dated as of February 14, 2025 by and between the Company and Consultant (the “Separation Agreement”);

WHEREAS, pursuant to the terms of the Separation Agreement, Consultant’s employment with the Company will cease, effective as of March 16, 2025 (the “Separation Date”); and

WHEREAS, the Company desires to engage Consultant to provide services to the Company, and Consultant desires to accept engagement on the terms and conditions hereinafter stated.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.            Services.

1.1.           Consultant shall provide the advisory and transitional services as may be reasonably requested by the Company from time to time, including without limitation, (a) identification and analysis of books and records, (b) making introductions to vendors, advisers and other industry participants, (c) referring inquiries and correspondence from third parties to the Company and (d) execution of such documents as reasonably requested by the Company to effectuate such transition (collectively, the “Services”).

1.2.         Consultant will carry out the Services to the best of Consultant’s ability in a professional manner consistent with industry standards, in accordance with the standard of care customarily observed with regard to such Services in Consultant’s profession and using the Consultant’s expertise and creative talents. Consultant will perform Services in a timely manner and at a location, time and place that Consultant deems appropriate. Consultant will perform the Services in compliance with all applicable laws, rules and regulations.

1.3.        Consultant and the Company acknowledge and agree this Agreement is an independent contractor agreement and does not create an employer/employee or agency relationship between the Company and Consultant. Accordingly, the Company, shall have no withholding obligations with respect to Consultant’s compensation and Consultant shall be solely responsible for payment of, and shall indemnify and hold the Company harmless against, all taxes, including, without limitation, federal, state and local taxes arising out of Consultant’s compensation under this Agreement. Consultant shall not be covered by or have any rights to participate under any employee benefit plans of the Company that are in existence or hereafter adopted or implemented and the Company shall not be responsible for payment of workers’ compensation, disability benefits or unemployment insurance. As an independent contractor, Consultant shall not have the power or authority to bind the Company to any obligations whatsoever to third parties without the prior written consent of the Company.

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1.4.         Consultant represents and warrants to the Company that this Agreement does not violate or breach, and Consultant’s performance of Consultant’s obligations hereunder will not violate or breach, any terms or provisions of any agreement or understanding to which Consultant is subject or bound. Consultant represents, warrants, covenants and agrees that Consultant will not improperly use or disclose any proprietary information or trade secrets of any other party, and will not bring onto the premises of the Company or place on any Company network systems or any Company device any unpublished documents or any property belonging to any other party unless consented to in writing by said party.

2.            Term and Termination.

2.1.           Subject to the terms and provisions set forth below in this Section 2, the term of Consultant’s engagement as a consultant to the Company will begin on the Separation Date and end on the 18 month anniversary thereof (or, if earlier, the date this Agreement is terminated in accordance with Sections 2.2, 2.3, 2.4 or 2.5 of this Agreement) (the “Consulting Period”). This Agreement and the Consulting Period may be extended upon the mutual written consent of the parties.

2.2.           The effectiveness of this Agreement is contingent upon the Separation Agreement becoming effective and irrevocable within the time period set forth in the Separation Agreement. In the event the Separation Agreement does not become effective and irrevocable in accordance with its terms, this Agreement shall be void ab initio and of no force or effect.

2.3.           The Company and Consultant may mutually agree in writing to terminate this Agreement. In addition, the Company may immediately terminate this Agreement as set forth in Section 8.3.

2.4.          The Company may immediately terminate this Agreement in the event that Consultant breaches any of Consultant’s obligations under this Agreement (including Sections 4 and 5 hereof), the Separation Agreement or the NDIA (as defined in the Separation Agreement), including, without limitation, Consultant’s failure to adequately and timely perform the Services in accordance with the terms of this Agreement.

2.5.            Consultant may voluntarily terminate this Agreement upon written notice to the Company.

2.6.         Upon termination of this Agreement, all obligations of the Company under this Agreement shall terminate. All of Consultant’s obligations, including without limitation the obligations relating to Confidential Information, Trade Secrets, Other Confidential Information and non-disparagement as set forth in Section 4 under this Agreement and all of Consultant’s obligations under the NDIA shall survive any termination of this Agreement.

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3.           Compensation.

3.1.          In consideration of the continuous Services provided by Consultant hereunder, during the Consulting Period, Consultant will be eligible to continue to vest in the outstanding equity incentive awards held by the Consultant under the Roivant Sciences Ltd. 2021 Equity Incentive Plan (as amended and restated from time to time, the “2021 EIP”) and the Amended and Restated Roivant Sciences Ltd. 2015 Equity Incentive Plan (as amended and restated from time to time, the “2015 EIP” and, together with the 2021 EIP, the “Plans”), as set forth on Exhibit A attached hereto (the “Equity Awards”). The Equity Awards shall otherwise remain subject to the terms of the Plans and the applicable award agreements and grant notices thereunder (including, with respect to the timing of the settlement and exercisability, as applicable). Notwithstanding anything to the contrary herein or pursuant to the terms of any grant documentation relating to the Equity Awards, provided that (i) Consultant fully performs, and otherwise fully complies with, Consultant’s obligations under this Agreement, the Separation Agreement and the NDIA and (ii) this Agreement is not otherwise terminated in accordance with Section 2 prior to the 18 month anniversary hereof, then any Equity Awards remaining outstanding and unvested as of the last day of the Consulting Period (September 16, 2026) shall fully vest as of such date. Upon the termination of this Agreement, all of Consultant’s Equity Awards will cease to vest, and any of the Equity Awards that are unvested as of immediately prior to the termination date shall be forfeited and cancelled in their entirety, in accordance with their existing terms.

3.2.           The Company and Consultant acknowledge and agree that the benefits provided for herein represent the fair market value for the Services, have not been determined in a manner that takes into account the volume or value of any business otherwise generated between the Parties, and shall not obligate or in any manner encourage Consultant to purchase, use, recommend, or arrange for the use of any product developed, manufactured, and/or marketed by the Company, any of its affiliates and/or business collaborators, or to affect the formulary status of any products of the Company, any of its affiliates and/or business collaborators.

4.            Confidential Information, Trade Secrets, Nonuse and Non-Disparagement.

4.1.            “Confidential Information” means any and all information disclosed directly or indirectly to Consultant in any form (written, oral or otherwise) by the Company or its affiliates, including but not limited to, its or its affiliates’ representatives, or learned by the Consultant, whether (a) as a result of or in connection with this Agreement or the Services provided hereunder, (b) in connection with or during Consultant’s employment with the Company prior to the Separation Date or (c) otherwise. Confidential Information includes, without limitation, information about the Company’s or its affiliates’ business, finances, operations, research and development, clinical studies and related activities (including protocols, data, findings and conclusions), technical information, marketing information, manufacturing information, information about actual or potential transactions conducted or contemplated, regulatory information, and other information about the Company’s discoveries, inventions (whether patentable or not), methods, processes, materials, algorithms, software, specifications, designs, drawings, schematics, data, strategies, plans, prospects, know-how, formulas, processes and ideas (whether tangible or intangible), and including all copies, analyses and derivatives thereof. Any documents, memoranda, programs, or drafts which incorporate or include any Confidential Information shall also be deemed Confidential Information.

4.2.          “Trade Secrets” means information not generally known about the Company’s or affiliates’ business which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality and from which the Company derives economic value from the fact that the information is not generally known to other persons. Trade Secrets include, but are not limited to, technical or non-technical data, compilations, programs and methods, designs, techniques, improvements, drawings, processes, formulae, financial data, business and product development plans, service reports, price lists, product licensing information, computer programs and source codes of the Company.

4.3.           “Other Confidential Information” shall mean all information respecting the business and activities of the Company and its affiliates’, including, without limitation, as set forth in Section 17, the terms and provisions of this Agreement, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company.

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4.4.          Consultant covenants and agrees that Consultant will treat as confidential and will not use (other than in the performance of Consultant’s duties hereunder), or disclose in any manner either during or after the term of this Agreement any Confidential Information, Trade Secrets or Other Confidential Information. Consultant also agrees that Consultant will diligently protect all Confidential Information, Trade Secrets or Other Confidential Information against loss by inadvertent or unauthorized disclosure and will comply with any regulations established by the Company for the purpose of protecting such information.

4.5.          All Confidential Information, Trade Secrets or Other Confidential Information which shall be disclosed to or which shall come into the possession of Consultant, shall be and remain the sole and exclusive property of the Company. Consultant agrees that, at any time upon request, Consultant will promptly deliver to the Company or destroy the originals and all copies of any Confidential Information, Trade Secrets or Other Confidential Information that are in Consultant’s possession, custody, or control, and any other property belonging to the Company.

4.6.          Consultant agrees that Consultant will not, through any medium including, but not limited to, the press, Internet or any other form of communication, disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of the Company. Nothing in this Agreement should be read to restrict or impede Consultant’s participation in proceedings or investigations brought by or before the United States Equal Employment Opportunity Commission, National Labor Relations Board, or other federal, state or local government agencies, or otherwise exercising protected rights to the extent that such rights cannot be waived by agreement, including Section 7 rights under the National Labor Relations Act.

4.7.            Consultant hereby acknowledges and reaffirms Consultant’s obligations under the NDIA, the terms of which are incorporated herein by reference.

4.8.            The foregoing provisions of this Section 4 are subject to the Protected Rights set forth in Section 6 below.

5.           Non-solicitation of Employees and Independent Contractors.

During the term of this Agreement, Consultant will not, without the prior consent of the Company, directly or indirectly, on Consultant’s own behalf or in the service or on behalf of others solicit, interfere with, divert, recruit or attempt to recruit any employee or independent contractor of the Company to leave such employment or engagement, whether or not such engagement is pursuant to a written contract by the Company or at will. Without limiting the restrictions applicable to Consultant under the NDIA, in the event Consultant voluntarily terminates this Agreement pursuant to Section 2.5 hereof prior to the 18 month anniversary of the Separation Date, Consultant acknowledges and agrees that Consultant’s obligations under this Section 5 survive and are not affected by such termination and shall continue to apply to Consultant until the 18 month anniversary of the Separation Date.

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6.           Protected Rights.

The Consultant has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise prohibits or limits the Consultant from disclosing this Agreement to, or from cooperating with or reporting violations to or initiating communications with, the SEC or any other such governmental entity or self-regulatory organization, and the Consultant may do so without notifying the Company. Neither the Company nor any of its subsidiaries or affiliates may retaliate against the Consultant for any of these activities, and nothing in this Agreement or otherwise requires the Consultant to waive any monetary award or other payment that the Consultant might become entitled to from the SEC or any other governmental entity or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits the Consultant from notifying the Company that the Consultant is going to make a report or disclosure to law enforcement. Notwithstanding anything to the contrary in this Agreement or otherwise, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), the Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if the Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Consultant may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the Consultant (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.

7.            Remedies and Special Severability.

7.1.           Consultant acknowledges and agrees that by virtue of the duties and responsibilities attendant to Consultant’s performance of the Services and the special knowledge of the Company’s affairs, business, clients, and operations, that the Company will have as a consequence of such Services, irreparable loss and damage if Consultant should breach or violate any of the covenants and agreements contained in Sections 4, 5, and/or 8 hereof. Consultant further acknowledges and agrees that each of such covenants is reasonably necessary to protect and preserve the business and the assets of the Company. Consultant acknowledges and agrees that the Company will have no adequate remedy at law and would be irreparably harmed, if Consultant actually breaches or threatens to breach any of the provisions of Sections 4 and/or 5 hereof. Consultant agrees that the Company shall be entitled to equitable and/or injunctive relief, if legally warranted, to prevent any actual breach or contemplated breach of Sections 4 and/or 5 hereof, and to specific performance of each of the terms of such Section in addition to any other legal or equitable remedies that the Company may have. Consultant further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Sections 4, 5 and/or 7 hereof, raise the defense that the Company has an adequate remedy at law.

7.2.           Nothing contained in this Agreement shall limit, abridge, or modify the rights of the Company under applicable trade secret, trademark, copyright, or patent law or under the laws of unfair competition.

7.3.            The terms and provisions of Sections 4, 5, and/or 7 hereof are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the potential restrictions on Consultant’s conduct are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of Sections 4, 5, and/or 7 unreasonable in duration or geographic scope or otherwise, the restrictions and prohibitions contained therein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

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8.           Compliance.

8.1.	Consultant represents, warrants and covenants that:

8.1.1
Consultant has not been debarred or received notice of any action or threat with respect to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) or any similar legislation applicable in the US or in any other country where the Company intends to develop its activities and Consultant agrees to promptly notify the Company upon receipt of any such notice or similar notice and further agrees, upon the Company’s request, to provide a separate written certification, on a form provided by the Company, to this effect;

8.1.2
Consultant has not made, offered or solicited and will not make, offer or solicit any remuneration, kickbacks, or anything else of value to any person or entity in violation of the federal Anti-Kickback Statute (42 U.S.C. § 1320-a7b(b)) or any applicable state anti-kickback statutes;

8.1.3.
Consultant conducts its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act, as amended, the UK Bribery Act, and other similar anti- corruption legislation in other jurisdictions.

8.1.4.
Consultant will not, engage in any activity, practice or conduct that would breach or contravene all applicable laws regarding tax evasion or the facilitation of tax evasion in connection with this Agreement;

8.1.5.
With respect to any committee of which Consultant is a member and which (a) sets drug formularies; and/or (b) develops clinical practice guidelines (“Committee”), Consultant shall inform such Committee of the existence of this Agreement and the nature of the Services provided by Consultant hereunder. Such disclosures shall be made on a confidential basis. Furthermore, Consultant shall follow the procedures set forth by the Committee to avoid any appearance of impropriety that may result from Consultant’s performance of the Services. The obligations of this section shall remain for two (2) years following the termination or expiration of this Agreement.

8.2.          Consultant shall notify Company immediately if, at any time during the term of this Agreement, any compliance representation and warranty is no longer true, complete, or accurate.

8.3.          Notwithstanding anything to the contrary in this Agreement, Company may, in addition to its other rights and remedies it may have, immediately terminate this Agreement in the event Company receives any information which it, in good faith, determines to be evidence of an actual, alleged, possible or potential breach by Consultant of any compliance representation, warranty or covenant. In the event of such termination, Company shall have no liability to Consultant for any charges, fees, reimbursements or other compensation or claims under this Agreement, including for services previously performed, and Consultant shall be responsible for any loss, cost, claim, liability, penalty or damage Company may incur resulting from the breach of this Section 8 (including, without limitation, those arising as a consequence of Company’s termination of this Agreement).

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9.           Insider Trading.

Consultant may come into possession of material nonpublic information related to Company’s publicly listed affiliates as a result of its relationship with the Company. Consultant acknowledges the securities trading laws and regulations applicable to US listed entities and agrees to act in accordance with such laws and regulations while in possession of such information.

10.         Notices.

All notices, requests, consents, and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person (including delivery by overnight or express courier) or duly sent by certified mail, return receipt requested, proper postage prepaid, addressed to such party at the address set forth below or such other addresses as may hereafter be designated in writing by the addressee to the addressor listing all parties:

Company:	Roivant Sciences, Inc.
Attn: General Counsel
151 West 42nd Street, 15th Floor
New York, NY 10036
USA

Consultant:	Latest address of Consultant on file with the Company

All such notices, advices, and communications shall be deemed to have been received (a) in the case of personal delivery, on the date of actual personal receipt, and (b) in the case of mailing, on the third day after the posting by certified mail, return receipt requested.

11.         Binding Agreement.

The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement is a personal service agreement and may not be assigned in whole or in part by Consultant.

To the extent the terms of this Agreement conflict with the terms of that Separation Agreement, the terms of the Separation Agreement shall govern.

12.         Severable Provisions.

The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partial enforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

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13.          Waiver.

The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party.

14.           Entire Agreement.

This Agreement (together with the Separation Agreement) constitutes the entire agreement of the parties hereto with respect to Consultant’s provision of the Services and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto and may not be changed orally, but only by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification, extension, or discharge is sought.

15.          Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means which preserves the original graphic and pictorial appearance of the Agreement, shall have the same effect as physical delivery of the paper document bearing the original signature.

16.          Governing Law and Jurisdiction.

This Agreement shall be governed by and interpreted under the laws of the State of New York, without giving effect to the principles of conflicts of law of any jurisdiction. The parties will submit any dispute or claim arising under this Agreement to the exclusive jurisdiction of the U.S. federal or New York state courts within New York County, and the parties hereby submit to, and waive any objection to, personal jurisdiction and venue in such courts for such purpose.

17.          Dispute Resolution.

Any dispute, claim or controversy arising out of or in connection with this Agreement, including any dispute regarding its existence, validity or termination (the “Dispute”), except to the extent that the Company is seeking injunctive relief pursuant to Sections 5, 6, or 7 hereunder, shall be finally resolved through arbitration under the Commercial Arbitration Rules of the American Arbitration Association in force as of the date of this Agreement (the “Rules”). The Dispute shall be resolved by a sole arbitrator appointed in accordance with the Rules. The place of arbitration shall be New York City, New York. The arbitration shall be conducted in the English language. The award issued by the sole arbitrator shall be final and binding upon the parties and shall not be subject to appeal.

18.          Captions.

The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

[signature page follows]

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IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have caused this Agreement to be duly executed as of the date set forth.

ROIVANT SCIENCES, INC.		RAKHI KUMAR
(“Company”)		(“Consultant”)

By:	/s/ Eric Venker	By:	/s/ Rakhi Kumar
Name:	Eric Venker	Name:	Rakhi Kumar
Title:	Chief Operating officer, Roivant	Title:	Healthcare Executive
Date:	3/17/2025	Date:	3/16/2025

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